Exhibit 99.2

FOR IMMEDIATE RELEASE

Contact: Doug Guarino, Director of Corporate Relations 781 647 3900

Alere Inc. Announces Early Results of

its Tender Offer and Consent Solicitation

for Any and All of its 7.875% Senior Notes due 2016

WALTHAM, Mass., December 11, 2012 – Alere Inc. (NYSE: ALR) (the “Company”) announced today the early results of its previously announced cash tender offer and consent solicitation with respect to its outstanding $250.0 million aggregate principal amount of 7.875% Senior Notes due 2016 (the “Notes”) (CUSIP No: 46126P AG1).

As of 5:00 p.m., New York City time, on December 10, 2012 (the “Consent Payment Deadline”), the tender agent had received valid tenders and related consents from holders (“Holders”) of $248,145,000 of the outstanding aggregate principal amount of Notes, or approximately 99.3% of such Notes, all of which have been accepted for purchase. The consents received exceeded the number needed to approve the proposed amendments to the indenture dated as of August 11, 2009 among the Company, The Bank of New York Mellon Trust Company, N.A. (the “Trustee”) and certain guarantors named therein (as amended, supplemented or otherwise modified prior to the date hereof, the “Indenture”), under which the Notes were issued.

The tender offer is subject to the terms and conditions set forth in the Offer to Purchase and Consent Solicitation Statement dated November 27, 2012 (the “Offer to Purchase”). The tender offer will expire at 11:59 p.m., New York City time, on December 26, 2012 unless extended or earlier terminated (such time and date, as the same may be extended, the “Expiration Date”).

The parties to the Indenture have executed a fourteenth supplemental indenture (the “Fourteenth Supplemental Indenture”) to the Indenture, which, among other modifications, has eliminated substantially all of the restrictive covenants and certain events of default applicable to the Notes.

Holders who tendered their Notes and thereby provided their consents to the proposed amendments to the Indenture on or before the Consent Payment Deadline will receive the Total Consideration (as defined below). Holders of Notes who tendered or tender their Notes after the Consent Payment Deadline and on or before the Expiration Date will only receive the Tender Offer Consideration (as defined below).

The “Total Consideration” for each $1,000.00 principal amount of Notes validly tendered, and not validly withdrawn, prior to the Consent Payment Deadline and accepted for purchase is $1,049.43. The “Tender Offer Consideration” for each $1,000 principal amount of Notes validly tendered, and not validly withdrawn, after the Consent Payment Deadline but prior to the Expiration Date and accepted for purchase is $1,019.43. The Tender Offer Consideration is the Total Consideration minus the Consent Payment (as defined below). Holders who validly tendered or tender, and did not and do not validly withdraw, Notes that have been or are accepted for purchase by the Company will also receive accrued and unpaid interest from the most recent interest payment date for the Notes to, but not including, the applicable payment date.

The “Consent Payment” is an amount equal to $30.00 per $1,000.00 principal amount of Notes and is payable only with respect to each Note that was validly tendered, and not validly withdrawn, on or before the Consent Payment Deadline and accepted for purchase. The Consent Payment is included in the calculation of the Total Consideration and is not in addition to the Total Consideration.

Any Notes not tendered and purchased pursuant to the tender offer will remain outstanding after the expiration of the tender offer, and the holders will be subject to the terms of the Indenture, as amended by the Fourteenth Supplemental Indenture, even though they did not consent to the amendments.

The Company has engaged Jefferies & Company, Inc. as Dealer Manager and Solicitation Agent for the tender offer and consent solicitation. Persons with questions regarding the tender offer and consent solicitation should contact Jefferies & Company, Inc. at (888) 708-5831 (toll-free) or (203) 708-5831 (collect). Requests for documents should be directed to i-Deal LLC, the Tender Agent and Information Agent for the tender offer and consent solicitation, at (212) 849-5000 (brokers and bankers) or (888) 593-9546 (all others).

This press release is for information purposes only and is not an offer to purchase, a solicitation of acceptance of the offer to purchase or a solicitation of a consent with respect to any of the Notes. The tender offer and consent solicitation are being made only pursuant to the tender offer and consent solicitation documents, including the Offer to Purchase, which the Company has distributed to Holders. The tender offer and consent solicitation are not being made to Holders in any jurisdiction in which the making or acceptance thereof would not be in compliance with the securities, blue sky or other laws of such jurisdiction.

About Alere Inc.

By developing new capabilities in near-patient diagnosis, monitoring and health management, Alere enables individuals to take charge of improving their health and quality of life at home. Alere’s global leading products and services, as well as its new product development efforts, focus on cardiology, women’s health, infectious disease, oncology and toxicology. Alere is headquartered in Waltham, Massachusetts.